Exhibit (a)(2)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

STONECASTLE FINANCIAL CORP.

StoneCastle Financial Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST: That the board of directors of the Corporation duly adopted resolutions declaring advisable the amendment of the Certificate of Incorporation of the Corporation. The resolutions setting forth the proposed amendment are as follows:

RESOLVED, that Article FIRST of the Corporation’s Certificate of Incorporation be amended to read in its entirety as follows:

“FIRST: The name of the Corporation is ArrowMark Financial Corp.”

RESOLVED FURTHER, that the foregoing resolutions be submitted to the stockholders of the Corporation for approval in accordance with 8 Del. C. § 242.

SECOND: That the stockholders of the Corporation approved the aforesaid amendment by written consent in accordance with the provisions of §228 of the DGCL.

THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of §242 of the DGCL.

FOURTH: That the amendment will become effective on February 24, 2022 at 5:00pm, EST.

IN WITNESS WHEREOF, StoneCastle Financial Corp. has caused this certificate to be signed by a duly authorized officer, this 22nd day of February, 2022.

/s/ Rick Grove
Name:	Rick Grove
Title:	Chief Compliance Officer